Exhibit 5.1

GILMORE & BELL

816-221-1000 FAX: 816-221-1018 WWW.GILMOREBELL.COM	A PROFESSIONAL CORPORATION ATTORNEYS AT LAW 2405 GRAND BOULEVARD, SUITE 1100 KANSAS CITY, MISSOURI 64108-2521	ST. LOUIS, MISSOURI WICHITA, KANSAS LINCOLN, NEBRASKA

March 27, 2007

Epiq Systems, Inc.

501 Kansas Avenue

Kansas City, Kansas  66105

Re:          Epiq Systems, Inc. Pre-Effective Amendment No. 2

to Registration Statement on Form S-3

Dear Sir/Madam:

You have requested our opinion as counsel to Epiq Systems, Inc., a Missouri corporation (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of the Registration Statement relating to the sale by the selling shareholders named therein of 1,228,501 shares of common stock of the Company, par value $.01 per share (the “Shares”).

In so acting, we have examined originals, or copies certified or otherwise identified to our satisfaction, and such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

Based upon the foregoing, we are of the opinion as follows:

The Shares have been duly authorized, and are legally issued, fully paid and nonassessable.

We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinions expressed herein after the date hereof.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Counsel” in the prospectus that is a part thereof.

Very truly yours,

/s/ Gilmore & Bell, P.C.